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                                EXHIBIT 11
                            EAGLE FINANCE CORP.

                     COMPUTATION OF NET INCOME PER SHARE
        For the Three and Nine Months Ended September 30, 1996 and 1995
                                (Unaudited)

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                                                     THREE MONTHS ENDED   NINE MONTHS ENDED
                                                       SEPTEMBER 30,        SEPTEMBER 30,
                                                     ------------------   -----------------
                                                       1996       1995      1996    1995
                                                     ------      ------    ------  -------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income data:
1. Income before income taxes                        $  347       $2,353   $  637   $6,535
2. Applicable income taxes                              133          924      212    2,552
                                                     ------       ------   ------   ------
3. Net income                                        $  214       $1,429   $  425   $3,983
                                                     ------       ------   ------   ------
                                                     ------       ------   ------   ------

Number of outstanding shares:
4. Weighted average common shares
     outstanding, adjusted for stock splits           4,189        4,202    4,189    4,182
5. Weighted average shares of treasury
     stock outstanding, adjusted for stock splits        --           --       --       --
6. Weighted average shares reserved for stock
     options (utilizing the treasury stock method)       --          189        7       176
7. Common shares outstanding (Line 4-5+6)             4,189        4,391    4,196     4,358

Net income per share:
8. Net income per common shares (Line 3/4)            $0.05        $0.34    $0.10     $0.95
9. Fully diluted net income per common (Line 3/7)     $0.05        $0.33    $0.09     $0.91
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